Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real Suite 200 San Diego, California 92130 858.720.8900 main 858.509.3691 fax www.sheppardmullin.com

November 12, 2015

The Board of Directors

LendingTree, Inc.

11115 Rushmore Drive

Charlotte, NC 28277

Re: Registration	Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to LendingTree, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company and a selling stockholder of 977,500 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company (the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

a.	the registration statement on Form S-3 (File No. 333-207718) of the Company relating to Common Stock and other securities of the Company filed on November 2, 2015 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

b.	the prospectus, dated November 2, 2015 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

c.	the prospectus supplement, dated November 5, 2015 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

d.	an executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated November 5, 2015, among the Company, the person listed in Schedule B thereto (the “Selling Shareholder”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), RBC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc., as representatives (in such capacity, the “Representatives”) of the several Underwriters named in Schedule A thereto (collectively, the “Underwriters”), relating to the sale by the Company and the Selling Shareholder to the Underwriters of the Shares;

e.	an executed copy of a certificate of Douglas R. Lebda and Gabriel Dalporto, Chief Executive Officer and Chief Financial Officer of the Company, respectively, dated the date hereof (the “Officers’ Certificate”);

f.	a copy of the Company’s Restated Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware as of November 2, 2015, and certified pursuant to the Officers’ Certificate;

g.	a copy of the Company’s By-laws, as amended and in effect as of the date hereof, certified pursuant to the Officers’ Certificate; and

h.	a copy of certain resolutions of the Board of Directors of the Company, adopted on October 29, 2015, and certain resolutions of the Pricing Committee thereof, adopted on November 5, 2015, each certified pursuant to the Officers’ Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP